Exhibit 99.B(l)(8)

PURCHASE AGREEMENT

The Victory Portfolios (the “Trust”), a Delaware statutory trust, and Christopher K. Dyer (“Purchaser”), an individual, hereby agree as follows:

1.                                      The Trust hereby offers Purchaser, and Purchaser hereby purchases one (1) share of beneficial interest of Class I shares of the Victory Munder Small Cap Growth Fund, a series of the Trust, at $10.00 per share (the “Share”).  Purchaser hereby acknowledges purchase of the Share and the Trust hereby acknowledges receipt from Purchaser of funds in the amount of $10.00 in full payment for the Share.

2.                                      Purchaser represents and warrants to the Trust that the Share is being acquired solely for investment purposes and not for the purpose of distribution.

3.                                      All persons dealing with any series of the Trust, or any class thereof, must look solely to the net assets belonging to such series or class for enforcement of any claim against the Trust.

IN WITNESS WHEREOF, the parties thereto have executed this Agreement as of the 30th day of April, 2015.

THE VICTORY PORTFOLIOS

By:	/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

CHRISTOPHER K. DYER
In his personal capacity

Signature:	/s/ Christopher K. Dyer